CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form N-1A of our report dated July 17, 2025, relating to the financial statements of Crossmark Large Cap Growth ETF, a series of Crossmark ETF Trust, as of July 3, 2025, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Milwaukee, Wisconsin

July 17, 2025